SEVERANCE AGREEMENT & GENERAL RELEASE
This Severance Agreement and General Release (“Agreement”) is between agilon health, inc. (“Company”) and Girish Venkatachaliah (“Employee”).
W I T N E S S E T H:
WHEREAS, Employee has been employed by the Company as Chief Technology Officer since January 2021, and the Company has notified Employee that Employee’s employment will end on the Separation Date (as defined below), and the parties wish to resolve all matters relating to Employee’s employment and separation;
NOW THEREFORE, in consideration of the mutual covenants, the parties agree as follows:
1.Separation. Employee was provided with this Agreement on July 17, 2026 (“Notification Date”), and the last date performing work for the Company will be August 1, 2026 (“Separation Date”). Employee may execute this Agreement at any time during the twenty-one (21) day period following the date this Agreement is first provided to Employee. The date Employee signs shall be the execution date (“Execution Date”). The Effective Date of the Agreement shall be eight (8) days after the Execution Date (“Effective Date”). Concurrently with this Agreement, the Company and Employee are entering into a separate Consulting Agreement, attached hereto as Attachment A, pursuant to which Employee will provide transition consulting services to the Company through December 31, 2026. Employee’s engagement under the Consulting Agreement is that of an independent contractor and does not alter, extend, or otherwise affect the Separation Date, the termination of Employee’s employment, or any other term of this Agreement.
2.Payment of Money.
(A)In consideration of the promises and releases of claims set forth in this Agreement, the Company agrees to pay Employee a post-termination severance in the gross amount of Seven Hundred Sixty-Six Thousand Sixty-Three Dollars and 00/100 ($766,063.00), representing twelve (12) months of Employee’s base salary plus Employee’s target annual bonus amount, each at the rate in effect at the effective time of termination, described as “Severance Payment”. The Severance Payment shall be subject to withholding for any federal and state taxes applicable. Employee acknowledges that this Severance Payment is an additional consideration that would not otherwise be payable to Employee upon termination of employment under Company policy or applicable laws. The Severance Payment is in full satisfaction of any and all severance benefits Employee may be entitled to under Employee's Employment Agreement with the Company dated March 31, 2022 (the “Employment Agreement”). The Severance Payment will be paid to the Employee via direct deposit in substantially equal installments on the Company’s normal payroll dates over one year following the Separation Date, except that the first installment shall be paid on the sixtieth (60th) day following the Separation Date and shall include all installments (each representing the applicable fraction of the total benefit amount set forth above) that would have been paid during such sixty (60) day period. Employee must return the fully executed agreement to ERC@agilonhealth.com, and no Severance Payment will be made until the Agreement has been executed and returned. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code and shall be interpreted accordingly.
        (B)     In the event Employee materially breaches any provision of this Agreement, Employee agrees to repay the Severance Payment (without limiting any other right or remedy the Company or any of its affiliates may have in the circumstances), except to the extent prohibited by applicable law and the Company shall have no further obligation to pay any portion of the Severance Payment (to the extent not previously paid), and any equity award remaining outstanding pursuant to Section 2(c) shall automatically thereupon be forfeited and Employee shall have no further right with respect thereto or in respect thereof. For a material breach of Paragraph 8 or 10, the remedies set forth in Paragraph 8 shall govern, and any Severance Payment repayment obligation under this Paragraph shall be credited against any liquidated damages awarded pursuant to Paragraph 8 so as to avoid any double recovery. Nothing in this Paragraph shall require Employee to repay any portion of the Severance Payment solely as a result of (i) challenging the validity of the release of claims under the Age Discrimination in Employment Act (“ADEA”), or (ii) filing a charge with or participating in an investigation or proceeding conducted by any federal, state, or local governmental agency.
            (C)     Equity Award Vesting. Notwithstanding any provision in any applicable equity award agreement or equity incentive plan to the contrary, and in consideration of Employee’s execution of and compliance with this Agreement (as well as entering into the Consulting Agreement in the form provided by the Company to Employee (“Consulting Agreement”)), the Company agrees that the Transformation Award granted to Employee in 2025 (the “Transformation Award”), as well as any other restricted stock unit awards previously granted by the Company to Employee that are subject to only time/service-based vesting conditions (and not performance-based vesting conditions) and that are outstanding on the Separation Date and scheduled to vest on or before April 30, 2027 (“Other Awards”), shall continue to vest in accordance with their respective applicable vesting schedule through April 30, 2027 (the “Extended Vesting Date”) as though Employee remained employed with the Company through that date (with respect to the Transformational Award, such award remaining subject to the applicable performance-based vesting conditions and with vesting up to a maximum of three times (3x) the target number of units subject to the Transformation Award). Except as provided in the previous sentence, any portion of any stock unit, stock option, or other equity or equity-based award previously granted by the Company to Employee that was outstanding and not vested on the Separation Date is terminated and Employee has no further right with respect thereto or in respect thereof. With respect to any stock option award previously granted by the Company to Employee that was outstanding and vested on the Separation Date, Employee has a limited period of time to exercise such stock option following the Separation Date in accordance with, and subject to the terms and conditions of, the applicable stock option award agreement and the plan under which such stock option was granted (with such period of time to exercise measured based on the Separation Date and not the Extended Vesting Date); and to the extent not exercised during such period of time, such stock option shall terminate in accordance with the applicable award terms and Employee shall have no further right with respect thereto or in respect thereof. Any portion of the Transformation Award that remains unvested as of the Extended Vesting Date shall be forfeited as of the Extended Vesting Date and Employee shall have no further right in respect thereof or with respect thereto. Any portion of the Transformation Award, and portion of any Other Award, that vests and becomes payable shall be settled in 2027. The Transformation Award and the Other Awards shall (except as expressly provided otherwise in this Section 2(C)) remain subject to the terms and conditions of the applicable award agreement and equity incentive plan under which they were granted. Employee acknowledges that the extended vesting benefit provided in this Section 2(C) is additional consideration that would not otherwise be provided upon termination of employment.
3.Withholding; Indemnification. The Severance Payment is subject to all appliable withholdings and deductions. Except for such withholding, Employee agrees to indemnify and hold harmless the Company and its current and former officers, owners, directors, employees, administrators, agents and assigns against any and all claims or liabilities that may be asserted by any governmental agency with respect to any local, state, or federal taxes that may be payable by Employee as a result of such Severance Payment paid to Employee by the Company. This indemnity will continue in full force and effect for so long as any governmental agency can or may assert such a claim against the Company. Employee further acknowledges that the Company has not provided tax advice and has been advised to consult a tax advisor.
4.All Wages/Expenses Paid and Return of Company Property. Employee acknowledges that all wages owed to Employee by the Company have been paid as of the date of separation of Employee’s employment, including any accrued and unused vacation, PTO, sick time, commissions, bonuses, and any other payments. Employee further represents that Employee has returned all Company property, Confidential Information, and equipment in Employee’s possession or control. Employee agrees to promptly return any such property not yet returned (and in no event later than 10 days following the Separation Date or the Company’s request) and to cooperate with the Company’s reasonable efforts to facilitate such return. If Employee fails to timely return Company property, Employee agrees to reimburse the Company for the reasonable cost of replacement. To the extent permitted by applicable law, the Company may offset such amounts against payments owed under this Agreement, not to exceed the fair market value of the property, with any remaining balance payable by Employee upon demand. This provision shall survive the termination of employment and this Agreement. Employee further represents that Employee has not retained any copies (in any form, including electronic) of Confidential Information and has permanently deleted any such information from personal devices, accounts, or storage media.
5.Nonadmission of Liability. Employee and the Company acknowledge that the Severance Payment does not constitute an admission of liability, express or implied, on the part of the Company with respect to any fact or matter which may be involved in Employee’s employment with the Company, or any dispute or claim Employee might have. Employee acknowledges that the Company is providing Employee with the Severance Payment solely for the purpose of resolving any potential controversy relating to Employee’s employment with the Company.
6.General Release.
    6.1 For and in consideration of the commitments of the Company set forth above, Employee for himself or herself, Employee’s heirs, administrators, executors, successors and assigns hereby knowingly and voluntarily release, absolve and discharge the Company, Clayton, Dubilier & Rice, LLC (“CD&R”), agilon health Management, inc. (“AHMI”), and each of them, and any and all of the Company’s CD&R’s, AHMI’s and the Company’s affiliates, successors and assigns, and any and all of their current and former predecessors subsidiaries, officers, directors, agents, employees, trustees, affiliated entities and attorneys, insurers, employee benefits plans and their fiduciaries and administrators, and all of their respective successors and assigns (whether acting in such capacity or otherwise) (referred to collectively as the “Releasees”) from all rights, claims, demands, obligations, damages, losses, causes of action and suits of all kinds and descriptions, legal and equitable, known and unknown, that Employee may have or ever have had against the Releasees from the beginning of time to the date of execution of this Agreement, including more particularly, but without limiting the foregoing, the following, which is a general description of the types of claims being released:
    (A)     claims arising out of or in any way, directly or indirectly, connected with the employment and/or separation of Employee from the Company, including but not limited to any claims based on federal or state statute and/or common law, including but not limited to state wage and hour laws, the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Wage Act (M.G.L. c. 149, §§ 148, 150), the Massachusetts Equal Pay Act (M.G.L. c. 149, § 105A), the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964 and as amended, the WARN Act, any claim arising out of or related to an express or implied employment contract or any other contract affecting the terms and conditions of employment, any claims for short-term or long-term disability payments, any claims for unpaid wages, severance, bonuses, commissions, or any other payments or benefits, any claims based on the covenant of good faith and fair dealing, any claims for penalties or liquidated damages, any tort claims, with the exception of any claims which may not be waived as a matter of law;

(B) claims for wrongful, constructive, or unlawful discharge, sexual, gender-based, disability-based, age-based, religion-based, race-based, or any form of unlawful harassment or failure to prevent harassment, discrimination, retaliation, breach of express or implied contract, fraud, fraudulent inducement (including inducement to enter into this Agreement), intentional or negligent misrepresentation, whistleblowing, defamation, conversion, invasion of privacy, negligence, violation of public policy, interference with contractual, business or prospective relations, assault, battery, intentional or negligent infliction of emotional distress, unfair business practices, negligent supervision, negligent hiring, unjust enrichment, and any other common law cause of action, whether arising in contract or tort;

(C) any claims for attorneys’ fees and costs and the like. Employee understands and agrees that Employee is solely responsible for Employee’s attorneys’ fees and costs.

    6.2     Employee expressly understands that among the various rights and claims being waived by this Agreement are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) (“ADEA”), but that any such claims that arise after the date of this Agreement are not waived. Although Employee is releasing claims that Employee may have under the Older Workers Benefit Protection Act (“OWBPA”) and ADEA, Employee understands that Employee may challenge the knowing and voluntary nature of this release in this Agreement before a court, the United States Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), or any other federal, state, or local agency charged with the enforcement of any employment laws. Employee understands that if Employee pursues a claim against the Company under the ADEA to challenge the validity of this Agreement and prevails on the merits of an ADEA claim, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (“reduction”) against a monetary award obtained by Employee in the court proceeding. A reduction can never exceed the amount Employee recovers, or the consideration Employee received for signing this release, whichever is less. Employee acknowledges and agrees that:
(A)In return for this Agreement, Employee will receive consideration beyond that which Employee was already entitled to receive before entering into this Agreement;
(B)Employee is hereby advised in writing to consult with an attorney before signing this Agreement;
(C)Employee was informed that (i) Employee has 21 days from the date this Agreement was first provided to Employee within which to consider the Agreement, (ii) the 21-day period to consider this Agreement will not re-start or be extended if any changes (whether material or immaterial) are made to this Agreement after the date it is first provided to Employee, and (iii) if Employee signs this Agreement before the end of such 21-day period, Employee acknowledges and agrees that Employee will have done so voluntarily and with full knowledge that Employee is waiving Employee’s right to have 21 days to consider this Agreement;
(D)Employee was informed that Employee has seven (7) days following the date that Employee signs this Agreement in which to revoke the Agreement, and that this Agreement will become null and void if Employee elects revocation during that time. Any revocation must be in writing and must be received by the Company (delivered to the Employee Resource Center at ERC@agilonhealth.com) during the seven-day revocation period. In the event that Employee exercises Employee’s right of revocation, neither the Company nor Employee will have any obligations under this Agreement;

(E)Employee’s rights with respect to governmental agency participation, protected conduct, and related matters are set forth in Paragraph 13 below;
(F)This Agreement, including this Paragraph 6.2, is written in a manner calculated to be understood by Employee. Employee acknowledges that Employee has read this Agreement in its entirety, understands its terms, and enters into it knowingly, freely, and voluntarily, after having had the opportunity to consult with counsel. This Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that Employee has or may have under the ADEA, as amended by the Older Workers' Benefit Protection Act of 1990, 29 U.S.C. §§ 621 et seq.
7.No Pending Litigation/ Covenant Not to Sue. Employee represents that there is no pending action or complaint filed in any court or governmental agency against the Company or any Released Party. Employee certifies and agrees that Employee has not and will not directly or indirectly (a) institute any legal action against the Releasees, or any of them, based upon, arising out of, or relating to any claims released in this Agreement, and/or (b) encourage and/or solicit any third party to institute any legal action against the Releasees, or any of them. Nothing in this paragraph shall (i) limit Employee’s right to challenge the validity of the release of claims under the ADEA, or (ii) restrict Employee’s rights as set forth in Paragraph 13.

8.Confidentiality of Company Information Learned During Employment.
(A)Employee agrees to abide by any and all confidentiality agreements or policies Employee signed or was subjected to during Employee’s employment for the full duration of those agreements or policies. In addition, Employee understands that Employee had access to proprietary information belonging to Company, relating to the Company’s business activities. Such information includes but is not limited to, patient lists; customer lists; provider lists, prices, payments, contract terms, and services; private agreements with customers, clients, patients, vendors, consultants, advisors, or related third parties; forms; price lists; billing practices and procedures; marketing and business plans, and other information regarding the financial or business affairs of the Company (collectively, the “Confidential Information”). At all times, during and after the term of this Agreement, Employee agrees not to use, or to disclose to any person, firm, corporation or other entity without written authorization from the Company, any Confidential Information.
(B)Liquidated Damages for Breach of Confidentiality. Employee acknowledges that a material breach of this Paragraph 8 would cause damages that are difficult to ascertain with precision. Accordingly, in the event of a material breach of this Paragraph 8, Employee shall pay the Company, as liquidated damages and not as a penalty, an amount equal to two (2) times the Severance Payment actually paid to Employee under this Agreement, which the parties agree is a reasonable estimate of the damages likely to result from such breach. The liquidated damages provided herein are not the Company's exclusive remedy. Employee acknowledges that a breach of this Paragraph 8 may cause irreparable harm for which monetary damages may be inadequate, and the Company shall therefore be entitled to temporary, preliminary, and permanent injunctive relief, in addition to any other remedies available at law or in equity. Any Severance Payment previously repaid by Employee pursuant to Paragraph 2(B) shall be credited against any liquidated damages owed under this Paragraph to avoid double recovery. This Paragraph shall not apply to conduct protected by Paragraphs 10 or 13.
9.Defend Trade Secrets Act. In accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), and any other applicable law, nothing in this Agreement (including Paragraphs 7 and 8) shall prevent Employee from, or expose Employee to criminal or civil liability under federal or state trade secret law for (i) directly or indirectly sharing the Company’s Confidential Information (except information protected by the Company’s attorney-client or work product privilege) in confidence with law enforcement, an attorney, or with any federal, state, or local government agencies, regulators, or officials for the purpose of investigating, reporting, or otherwise complaining of a suspected violation of law, whether in response to a subpoena or otherwise, without notice to the Company, or (ii) disclosing the Company’s trade secrets in a filing in connection with a legal claim, provided that the filing is made under seal.

10.Restrictive Covenants.
(A)To the extent applicable, Employee acknowledges and agrees that Employee remains bound by all restrictive covenant obligations, including but not limited to any non-competition, non-solicitation, confidentiality, and related obligations contained in Employee’s Restricted Stock Unit Agreement and any other similar agreements with the Company or its affiliates (collectively, the “Restrictive Covenants”). The Restrictive Covenants remain in full force and effect in accordance with their terms and are not superseded or modified by this Agreement. Compliance with the Restrictive Covenants and the covenants set forth in this Paragraph is a material obligation under this Agreement.
(B)In consideration of the Severance Payment and other benefits provided under this Agreement, Employee agrees that, for twelve (12) months following the Separation Date, and to the extent permitted by applicable law, Employee shall not, directly or indirectly: (i) solicit, recruit, induce, encourage, or assist any other person in soliciting, recruiting, inducing, or encouraging any employee of the Company (or any person employed by the Company within the prior twelve (12) months) to leave the Company; or (ii) solicit, divert, or interfere with any customer, physician, physician practice, payor, or other business relationship of the Company with whom Employee had material business contact or about whom Employee received Confidential Information during the last twelve (12) months of employment, for the purpose of providing services that are competitive with those offered by the Company. Employee acknowledges that these restrictions are reasonable and necessary to protect the Company’s legitimate business interests, including its confidential information, goodwill, and relationships. The covenants in this Paragraph 9(B) are in addition to, and not in limitation of, the Restrictive Covenants. Employee acknowledges that these restrictions are reasonable and necessary to protect the Company’s legitimate business interests, including its Confidential Information and business relationships. If any provision is found unenforceable, it shall be modified and enforced to the maximum extent permitted by law. Employee agrees that a breach would cause irreparable harm and that the Company is entitled to injunctive relief and other available remedies available under this Agreement or at law or in equity. The restricted period set forth in this Paragraph

11(B) shall be extended by any period during which Employee is in breach of this Paragraph 9(B).
(C)Non-Competition. In further consideration of the Severance Payment described in Paragraph 2, which Employee acknowledges constitutes fair and reasonable consideration for this covenant, Employee agrees that, for a period of twelve (12) months following the Separation Date, Employee shall not, directly or indirectly, whether as an owner, employee, officer, director, partner, consultant, or otherwise, provide services of the nature Employee provided to the Company to any person or entity that provides value-based care management, physician enablement, or primary care services in competition with the Company, in any geographic area in which the Company conducts business and in which Employee provided services or had a material presence or influence at any time during the last two (2) years of Employee’s employment. This restriction does not prohibit Employee from accepting employment with a diversified company that has a separate division, subsidiary, or unit that competes with the Company, provided Employee does not provide services to, or have any involvement with, such competing division, subsidiary, or unit. Employee acknowledges that this restriction is reasonable in scope and duration and no broader than necessary to protect the Company’s legitimate business interests, including its trade secrets, Confidential Information, and goodwill. This covenant is entered into in connection with Employee’s separation from employment, and, consistent with M.G.L. c. 149, § 24L(a), Employee shall have seven (7) business days following the Execution Date to rescind Employee’s acceptance of this Paragraph 9(C) alone by delivering written notice to the Employee Resource Center at ERC@agilonhealth.com; such rescission shall not affect the validity of any other provision of this Agreement. If any provision of this Paragraph 9(C) is found unenforceable, it shall be modified and enforced to the maximum extent permitted by law.

11.Non-Disparagement/Litigation Assistance. Employee agrees not to make any knowingly false or misleading statements about the Company or any of the Releasees. Nothing in this provision prohibits Employee from making truthful statements or disclosures, including regarding Employee’s experience with the Company or alleged unlawful conduct, or from engaging in conduct protected by applicable law, as further described in Paragraph 13. Employee further agrees to reasonably cooperate with the Company, upon reasonable request, in connection with any investigation, audit, or legal proceeding relating to matters of which Employee has knowledge, provided that such cooperation does not unreasonably interfere with Employee’s subsequent employment or other obligations. The Company will reimburse Employee for reasonable, out-of-pocket expenses incurred in providing such cooperation, to the extent permitted by applicable law.
12.Protected Rights; Compliance with Law. Nothing in this Agreement is intended to, or shall be interpreted to, prohibit or restrict Employee from: (a) filing a charge or complaint with, communicating with, or participating in any investigation or proceeding conducted by any federal, state, or local governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), or Securities and Exchange Commission (“SEC”); (b) reporting possible violations of law or regulation to any governmental authority; (c) making truthful statements or disclosures, including regarding

Employee’s experience with the Company or alleged unlawful conduct; or (d) challenging the validity of the release of claims under the Age Discrimination in Employment Act (“ADEA”). Nothing in this Agreement prohibits or restricts Employee from reporting possible violations of law to the SEC or any other governmental agency, or from seeking or obtaining any whistleblower award to which Employee may be entitled under applicable law, including pursuant to Section 21F of the Securities Exchange Act of 1934. Employee understands, however, that to the maximum extent permitted by applicable law, Employee waives the right to recover monetary damages or other personal relief in any claim or suit brought by Employee or on Employee’s behalf by any governmental agency or in any class, collective, or representative action; provided, however, that this waiver does not apply to claims for whistleblower awards or other relief that cannot be waived as a matter of law. Nothing in this Agreement provides for any penalty or repayment obligation for engaging in conduct protected by this paragraph.
13.Inquiries. Employee will direct all inquiries from any potential future employers to the Company’s Employee Resources Center, ERC@agilonhealth.com.
14.No Workplace Injuries. Employee certifies that Employee is not aware of any unreported workplace injury of any kind during employment with Company.

15.Arbitration. The Parties agree to resolve any disputes that they may have with each other regarding the validity, interpretation, or effect of this Agreement or any alleged violations of it, through final and binding arbitration with JAMS or AAA. The arbitration shall take place before an experienced JAMS or AAA arbitrator (who is licensed to practice in the state in which the Employee primarily performs services for the Company) as mutually selected by the Parties as the exclusive remedy for such claim or controversy to the extent permitted by applicable law and except for claims or rights that cannot be subject to mandatory arbitration, including those described in Paragraph 13. The arbitrator may not modify or change this Agreement in any way. The arbitration shall be administered by JAMS or AAA pursuant to its Streamlined Arbitration Rules and Procedures. In accordance with those Rules and Procedures, the arbitrator shall have the authority to determine procedural rules, including permissible discovery, in a confidential proceeding. Notwithstanding the foregoing, either party may seek temporary, preliminary, or permanent injunctive relief in a court of competent jurisdiction for alleged breaches of Paragraphs 8 or 11, without first submitting such dispute to arbitration.

16.Attorneys’ Fees. If any action is brought to enforce the terms, conditions and provisions of this Agreement, the prevailing party may be entitled to recover reasonable attorneys’ fees to the extent permitted by applicable law.
17.Severability. If any provision(s) of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and/or enforceability of the remaining provisions shall not be affected or impaired. If any terms or sections are determined to be unenforceable, they shall be modified so that the unenforceable term or section is enforceable to the greatest extent possible.

18.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state in which Employee primarily performed services for the Company, without regard to its conflict of laws principles.
19.Entire Agreement. This Agreement is the entire Agreement among the Parties. Employee acknowledges that Employee has not relied on any representations, promises, or statements not expressly set forth in this Agreement in deciding to enter into this Agreement, except that this Agreement does not supersede or modify Employee’s obligations under the Restrictive Covenants referenced in Paragraph 11(A), which remain in full force and effect in accordance with their terms. In addition, this Agreement does not supersede Employee's Indemnification Agreement with the Company dated November 10, 2025, which continues in effect in accordance with its terms.

20.Successors and Assigns. This Agreement, including the release, shall bind and inure to the benefit of the successors and assigns of the Company and Employee. Employee may not assign or transfer any rights or obligations under this Agreement.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

______________________________	_________________________________
Girish Venkatachaliah	agilon health, inc.
By its: Chief Legal Officer
Dated: ____________________, 2026	Dated: ____________________, 2026

Attachment A to Severance Agreement and General Release: Consulting Agreement
CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is by and between agilon health, inc., a Delaware corporation (“Company”), and Girish Venkatachaliah (“Consultant”), and may be executed by the Parties on the date(s) they sign; regardless of the date of execution, this Agreement shall be effective as of August 1, 2026 (the “Effective Date”). Company and Consultant are each referred to individually as a “Party” and collectively as the “Parties.”
1.    Services. Consultant shall provide to Company the following transition consulting and advisory services (the “Services”): (a) transition and knowledge-transfer support to the incoming or Interim Chief Technology Officer; and (b) such other advisory services relating to the Company’s technology function as may be reasonably requested by the Company from time to time. Consultant shall provide the Services (i) in accordance with the terms and subject to the conditions of this Agreement, (ii) in a timely and professional manner, and (iii) in accordance with generally recognized industry standards in Consultant’s field. Any change to the scope of Services must be agreed in a written amendment signed by both Parties. Services shall include transition and knowledge-transfer support to the incoming or Interim Chief Technology Officer and any other advisory services relating to the Company’s technology function as may be reasonably requested by the Company.
2.    Consideration.

(A)    No Additional Fee. No fee or other compensation shall be payable to Consultant for the Services. Consultant acknowledges that the Services are provided in consideration of the extended equity vesting, and the other payments and benefits provided to Consultant under the Severance Agreement and General Release (the “Severance Agreement”), the receipt and sufficiency of which Consultant acknowledges.

(B)    Independent Contractor Taxes. Consultant shall be an independent contractor. Company will not withhold or make payments for social security, unemployment insurance, or disability insurance, or obtain workers’ compensation insurance, on Consultant’s behalf.
3.    Term and Termination.

(A)    Term. This Agreement shall commence on the Effective Date and, unless earlier terminated under this Section 3, shall continue through December 31, 2026 (the “Term”). The Term may be extended only by written mutual agreement of the Parties.

(B)    Termination for Convenience. Either Party may terminate this Agreement at any time without cause upon thirty (30) days’ prior written notice to the other Party.

(C)    Termination for Cause. Either Party may terminate this Agreement effective upon written notice to the other Party (the “Defaulting Party”) if the Defaulting Party materially breaches this Agreement and, for a breach capable of cure, does not cure such breach within five (5) days after receiving written notice of the breach.

(D)    Effects of Termination. Upon expiration or termination of this Agreement for any reason, Consultant shall promptly deliver to Company all work product and Company property in Consultant’s possession, and each Party shall return or destroy the other Party’s Confidential Information in accordance with Section 6.

(E)    Survival. Sections 4 (Intellectual Property), 5 (Restrictive Covenants), 6 (Confidentiality), 7 (Limitation of Liability), 8 (Notices), and 9 (Miscellaneous) shall survive termination or expiration of this Agreement.
4.    Intellectual Property. All intellectual property rights in work product delivered to Company under this Agreement shall be owned exclusively by Company, and Consultant hereby assigns to Company all right, title, and interest in and to such work product.
5.    Restrictive Covenants. Consultant acknowledges and agrees that Consultant remains bound by the Restrictive Covenants set forth in Paragraph 11 of the Severance Agreement, which remain in full force and effect in accordance with their terms and are not modified, superseded, or restarted by this Agreement.
6.    Confidentiality. Confidential Information disclosed by either Party in connection with this Agreement shall be subject to the confidentiality obligations set forth in Paragraph 9 of the Severance Agreement, which shall apply equally to this Agreement. Consultant’s obligations under this Section are in addition to, and not in limitation of, Consultant’s obligations under the Severance Agreement.
7.    Limitation of Liability. Except for breaches of Section 5 (Restrictive Covenants) or Section 6 (Confidentiality), in no event will either Party be liable to the other for any consequential, incidental, indirect, special, or punitive damages arising out of or related to this Agreement, whether in contract, tort, or otherwise.
8.    Notices. All notices under this Agreement shall be in writing and delivered by personal delivery, nationally recognized overnight courier, or email with confirmation of receipt, addressed: if to Company, to agilon health, inc., 440 Polaris Parkway, Suite 550, Westerville, OH 43082, Attention: Legal Department; if to Consultant, to the address on file with the Company’s Human Resources department.
9.    Miscellaneous.

(A)    Independent Contractors. The Parties are independent contractors. Nothing in this Agreement creates an employment, agency, partnership, or joint venture relationship. Consultant shall control the means and manner of performing the Services and is not entitled to any employee benefits of Company.

(B)    Assignment. Neither Party may assign this Agreement without the other Party’s prior written consent, except that Company may assign this Agreement to an affiliate or successor.

(C)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state in which Consultant primarily performs the Services, without regard to its conflict of laws principles.

(D)    Disputes. Any dispute arising from or related to this Agreement shall be resolved through the same binding arbitration procedures set forth in Paragraph 16 of the Severance Agreement.

(E)    Entire Agreement; Amendment. This Agreement, together with the Severance Agreement, constitutes the entire agreement of the Parties on its subject matter and supersedes all prior discussions and agreements on that subject. This Agreement may be amended only by a written instrument signed by both Parties.

(F)    Severability. If any provision of this Agreement is held unenforceable, the remaining provisions shall remain in full force and effect.

(G)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.
agilon health, inc.                    Girish Venkatachaliah

By: _______________________________        _____________________________
Name:
Title:

    13